Thornburg Investment Trust 485BPOS

Exhibit 99.(h)(2)

AMENDMENT

To Transfer Agency and Service Agreement Between

Thornburg Investment Trust And

SS&C GIDS, Inc.

This amendment dated December 12, 2024, is made by and between Thornburg Investment Trust (the “Trust”) and SS&C GIDS, Inc., successor in interest to DST ASSET MANAGER SOLUTIONS, INC. (“SS&C”). In accordance with Article 9 (Amendment) of the Transfer Agency and Service Agreement between the Trust and SS&C dated as of November 5, 1987, as amended (the “Agreement”), the parties desire to amend the Agreement as set forth herein.

WHEREAS, the Trust and State Street Bank and Trust Company (“State Street”) executed the Agreement.

WHEREAS, the Agreement was assigned by State Street to Boston Financial Data Services, Inc. effective as of July 24th, 2017;

WHEREAS, as evidenced by amendment dated March 3, 2021, Boston Financial Data Services, Inc. changed its name to DST Asset Manager Solutions, Inc.

WHEREAS, DST Asset Manager Solutions, Inc. assigned its interest in the Agreement to DST Systems, Inc. effective January 1st, 2023;

WHEREAS, DST Systems, Inc. changed its name to SS&C GIDS, Inc. effective January 1st, 2023.

WHEREAS, the Trust and SS&C desire to amend the Agreement to, among other things, extend the term.

NOW THEREFORE, the parties agree as follows:

l.        Termination of Agreement. Section 7.01 of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) The term of this Agreement shall be extended to December 31, 2028 (the “Initial Term”). The Trust or SS&C shall give written notice to the other party one hundred twenty (120) days before the expiration of the Initial Term if such party desires not to renew the term for an additional one-year period (a “Renewal Term”). After the Initial Term, this Agreement shall renew automatically for successive one year Renewal Terms until terminated by either party upon one hundred twenty (120) days prior written notice to the other party. The Initial Term and each Renewal Term shall collectively be referred to as the “Term” of the Agreement.”

2.       Schedule 2.01 (Fee Schedule). Effective January 1, 2025, Schedule 2.01 dated January 1, 2020 through December 31, 2024 to the Agreement is hereby replaced and superseded with Schedule 2.01 attached hereto and dated January 1, 2025 through December 31, 2028. The fee schedule shown in Schedule 2.01 shall continue to apply during any Renewal Term unless, prior to the commencement of that Renewal Term, the parties have agreed in writing to adopt a new or amended Schedule 2.01 for that Renewal Term.

3.       Effect on Agreement. As of the Effective Date, this Amendment shall be effective to amend the Agreement and, to the extent of any conflict between the Agreement, and this Amendment, this Amendment supersedes and replaces the Agreement.

4.       Execution in Counterparts/Facsimile Transmission. This Amendment may be executed in separate counterparts, each of which will be deemed to be an original and all of which, collectively, will be deemed to constitute one and the same Amendment. This Amendment may also be signed by exchanging copies of this Amendment, duly executed, in which event the parties hereto will promptly thereafter exchange original counterpart signed copies hereof.

5.       Agreement in Full Force and Effect. Except as specifically modified by this Amendment, the terms and conditions of the Agreement (as previously amended) shall remain in full force and effect, and the Agreements, as amended by this Amendment, and all of its terms, including, but not limited to any warranties and representations set forth therein, if any, are hereby ratified and confirmed by the Trust and SS&C as of the Execution Date.

6.       Authorization. Each party hereby represents and warrants to the other that the person or entity signing this Amendment on behalf of such party is duly authorized to execute and deliver this Amendment and to legally bind the party on whose behalf this Amendment is signed to all of the terms, covenants and conditions contained in this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

THORNBURG INVESTMENT TRUST		SS&C GIDS, INC.

By:	/s/ Geoffrey E. Black	By:	/s/ Nick Wright
Name:	Geoffrey E. Black	Name:	Nick Wright
Title:	Secretary	Title:	Authorized Representative

SCHEDULE 2.01
FEE SCHEDULE

[SS&C GIDS, INC.]